PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 64 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                             January 14, 1997
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes




               The Medium-Term Notes, Series C (Senior Fixed Rate Notes) (the "Notes"), as further described below and in the Prospectus Supplement under "Description of Notes --Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date.



Principal Amount:                       $50,000,000

Maturity Date:                          January 5, 1999

Interest Rate:                          6.125% per annum

Interest Accrual Date:                  January 17, 1997

Interest Payment Dates:                Each January 5 and July 5, commencing
                                        July 5, 1997

Minimum  Denomination:                  $1,000

Redemption Percentage:                 100%

Redemption Dates:                       N/A

Annual Redemption
  Percentage Reduction:                 N/A

Interest Payment Period:                Semi-annually

Specified Currency:                     U.S. Dollars

Issue Price:                            The Company has agreed to sell, and
                                        the Agent has agreed to buy,
                                        $50,000,000 Agent has agreed to
                                        buy, $500,000,000 principal amount
                                        of Notes.  Such Notes will be
                                        resold to investors at prevailing
                                        market prices as determined by the
                                        Agent at the time of resale.

Settlement Date (Original Issue Date):  January 17, 1997

Book Entry Note or Certificated Note:   Book Entry Note

Senior Note or Subordinated Note:       Senior Note

Total Amount of OID:                    N/A

Original Yield to Maturity:             N/A

Initial Accrual Period OID:             N/A

Trustee:                                The Chase Manhattan Bank

CUSIP:                                  61745EJK8


               Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                             MORGAN STANLEY & CO.
                                   Incorporated